Exhibit 10.10

October 28, 2015

Srdjan “Serge” Stankovic

580 Washington Street, Unit 7A

Boston, MA 02111

Dear Serge:

We are delighted to offer to you the position of Executive Vice President, Head of Research and Development with ACADIA Pharmaceuticals Inc. (the “Company”) reporting directly to me, the Company’s CEO. In this role, you will be responsible for the Company’s clinical affairs (including clinical development, clinical operations, statistics and data management), medical affairs, and drug safety and pharmacovigilance operations, together with the Company’s research efforts. Subject to Board approval and the completion of a background investigation, the terms of our offer are summarized below:

1.	Base Salary. Your semi-monthly salary will be $19,791.67 ($475,000.00 annualized). As an employee of ACADIA, you will be expected to abide by the Company’s rules and regulations and to devote all of your business time, skill, attention and best efforts to ACADIA business to fulfill the responsibilities assigned to you. Your position is full time and is exempt under the FLSA provision for overtime.

2.	Transition Payment. The Company will provide you a cash payment in the amount of $1,700,000, subject to applicable income tax withholdings. You agree to reimburse the Company the total payment amount if you voluntarily terminate your employment or you are terminated “for cause” within 1 year of your employment start date. Should you voluntarily terminate your employment or are terminated for cause following 1 year but within 3 years of your employment start date, you agree to reimburse the Company a pro-rata portion of the total bonus amount as follows: During months thirteen (13) through thirty-six (36) on the monthly anniversary of your start date, the bonus amount required to be reimbursed in the event of a voluntary termination by you or a termination for cause will be reduced by 1/24th, or $70,833, per month.

3.	Performance Bonus. You will be eligible to receive a discretionary annual performance bonus (“Annual Bonus”) currently targeted at 50% of your annual base salary but which will be granted in the sole discretion of the Board based upon its evaluation of the Company’s and your achievement of such specific performance goals as established by the Board. Your Annual Bonus for 2015, if any, will be pro-rated based on your time at the Company in 2015. You must be an employee of the Company on the date upon which any annual bonus is paid to be eligible for such bonus.

4.	Stock Options.

(a)	Initial Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option (the “Option”) to purchase 250,000 shares of the Company’s Common Stock (the “Shares”) at an exercise price equal to the fair market value of the common stock on the date of grant, as determined in accordance with the terms of the Company’s 2010 Equity Incentive Plan (the “Plan”).

(b)	Vesting. The Option will vest over four (4) years, with (i) twenty-five percent (25%) of the Shares, or 62,500 shares, vesting on the first anniversary of the date of grant and (ii) 1/48th of the Shares, or 5,208.33 shares, vesting monthly thereafter on the monthly anniversary of the date of grant provided that you remain employed by the Company through each vesting installment date.

(c)	Other Terms. The Option will be subject to the terms of the Plan, a related stock option agreement, and a notice of stock grant to be executed by you and the Company.

5.	Severance Benefit. In the event the Company terminates your employment other than for cause, you will receive severance in the form of the continuation of your base salary in effect as of the date of termination for a 12 month period following the termination of your employment and continuation of the group healthcare benefits you were receiving at the time of your termination (subject to the terms of the Company’s benefit plans) for the same 12 month period.

6.	Change in Control Severance Benefit. As a key employee you will be entitled to participate in our Change in Control Severance Benefit Plan (“Severance Plan”). In the event of a qualifying termination of employment, up to one month prior to or within 13 months following certain change in control events, you would be entitled to certain severance payments and benefits as outlined in the Severance Plan. The amount of payments and the type of benefits provided under the Severance Plan include cash severance payments based on base salary and bonus, accelerated vesting of equity awards, and payment for continued coverage under group health plans. These benefits will be no less than the benefits described in paragraph 5, above, and would supersede the above-mentioned severance benefits.

7.	Benefits. You will be eligible to participate in the Company’s standard benefit plans, which include medical, dental, vision, life, accidental death and dismemberment and short and long-term disability insurance coverage. You will also be able to utilize a Flexible Spending Arrangement that allows employees the opportunity to pay for certain dependent care and health care related costs with pretax dollars. Note that these plans for new employees are effective as of the first day of the calendar month following your employment start date and enrollment. Your eligibility and participation in these plans, is, of course, subject to the terms of the plans themselves.

8.	Vacation. You will receive 20 vacation days each year, accrued monthly.

9.	401K. You will have the opportunity to participate in the Company’s 401(k) plan. Currently, the plan provides for the Company to match, on a dollar for dollar basis, the employee contributions to the plan up to 5% of the employee’s annual compensation, subject to limitations imposed by the Internal Revenue Service. The plan is currently managed by Fidelity Investments and provides for enrollment on the first day of each fiscal quarter.

10.	Employee Stock Purchase Plan. You will have the opportunity to enroll in the Company’s Employee Stock Purchase Plan (ESPP), which provides for the purchase of shares of ACADIA common stock through payroll deductions. The ESPP currently provides for twice-annual purchases at a discount of at least 15% to the market price, subject to certain limitations.

11.	Inventions and Non-Disclosure. You will be required to sign the Inventions and Non-Disclosure Agreement, attached to this letter, as a condition of your employment.

12.	Authorization to Work. Federal law requires that you provide the Company with the legally required proof of your identity and authorization to work in the United States. We will furnish you with a list of acceptable documents. This documentation must be provided within three (3) business days of the date your employment begins, or our employment relationship with you may be terminated.

13.	At-Will; Entire Agreement. Your employment is at-will and for no specified period, and either you or the Company may terminate this employment relationship at anytime and for any reason. This Agreement, including the enclosures, contains our complete, final, and exclusive agreement relating to the terms and conditions of your employment, and supersedes all prior or contemporaneous oral or written agreements, representations, or discussions. This Agreement cannot be amended or modified except by a written instrument signed by you and the Chief Executive Officer of the Company.

The start date for your employment with the Company will be November 25, 2015 or such other date as may be mutually agreed upon between you and your supervisor, Steve Davis.

Serge, we are very confident that your joining the ACADIA team will prove extremely beneficial to both you and the Company and its shareholders. If you have any questions, please do not hesitate to call me.

Please indicate your agreement with the above terms by signing below and returning to my attention.

Sincerely,

/s/ Steve Davis

Steve Davis

President & CEO

Accepted and agreed:

/s/ Srdjan Stankovic	30 October 2015
Srdjan “Serge” Stankovic	Date

Attachments & Enclosures:	Exhibit 1 – Definition of “Good Reason”
Inventions and Non-Disclosure Agreement

EXHIBIT 1

DEFINITION OF “GOOD REASON”

“Good Reason” for an employee’s resignation means the occurrence of any of the following events, conditions or actions taken by the Company without cause and without such employee’s consent: (i) a change in the employee’s assigned role and responsibilities within the Company that results in a material diminution in the employee’s authorities, duties or responsibilities as in effect immediately prior to such reduction; provided, however, that a change in the employee’s title or reporting relationships alone shall not provide the basis for a termination with Good Reason; (ii) a material reduction by the Company in the employee’s annual base salary, as in effect prior to such reduction; (iii) a relocation of the employee’s principal business office to a location that increases the employee’s one-way driving distance by 30 miles or more, except for required travel by the employee on the Company’s business consistent with such employee’s business travel obligations as in effect on the Effective Date; or (iv) a breach by the Company of any material provision of (x) a material agreement between the employee and the Company concerning the terms and conditions of the employee’s employment or (y) any benefit plan to which the employee is a participant; provided, however, that in each case above, in order for the employee’s resignation to be deemed to have been for Good Reason, the employee must first give the Company written notice of the action or omission giving rise to “Good Reason”; the Company must fail to reasonably cure such action or omission within 30 days after receipt of such notice (the “Cure Period”), and the employee’s resignation must be effective not later than 30 days after the expiration of such Cure Period.